July 6, 2007

CONFIDENTIAL

Re: Robert Conlee

Dear Robert:

        This letter acknowledges our mutual understanding regarding your leaving Nu Skin. This letter sets forth the conditions and agreements that apply to your termination or employment.

        On the effective date of your Settlement and Release Agreement, you will receive a lump sum severance benefit of $300,962 less federal and state withholding taxes and other applicable deductions made up of the following components:

a.

As of May 31, 2007 your Deferred Compensation balance, including the Company portion, will be 100% vested. Payout of your Deferred Compensation account will be as previously elected by you in the amount of $187,515,

b.	Lump-sum cash payout of $113,447.

        Restricted stock and stock option vesting will stop at your termination date, and you will have 90-days to exercise any vested options under the terms of your stock options.

        Paragraph 10 (Non-Competition) of the Key-Employment Covenants signed by you on October 1, 2004 is hereby amended as follows:

In exchange for the severance benefit outlines above, Employee (Robert Conlee) shall not accept employment with, engage in or participate, directly or indirectly, individually or as an officer, director, employee, shareholder, consultant, partner, joint venture, agent, equity owner, distributor or in any other capacity whatsoever, with any direct sales or multi-level marketing company that competes with the business of the

Company whether for market share of products or for independent distributors in a territory in which the Company is doing business. The restrictions set forth in this paragraph shall remain in effect during a period of one year following the Employee’s termination of Employment.

        All other terms of your Key-Employee Covenants Agreement remain unchanged as outlined therein.

Sincerely,

NU SKIN INTERNATIONAL, INC.

Acknowledged:

/s/ Robert Conlee
Robert Conlee

Dated: August 22, 2007